EXHIBIT 99.1
For Immediate Release
Contact:   Willing Biddle, CEO
       John T. Hayes, CFO
       Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. Announces the Appointment of Willis H. Stephens, Jr. to
the Board of Directors

GREENWICH, Conn.--(BUSINESS WIRE) - Urstadt Biddle Properties Inc. (NYSE: UBA and UBP) announced that on September 4, 2019, the Board of Directors of the Company appointed Willis H. Stephens, Jr. to fill a vacancy on the Board of Directors.

Mr. Stephens is an attorney who has been in private practice for forty years with a concentration in real estate transactions, land use development and litigation.  He has served as the Town Attorney for the Town of Southeast, New York, since 2007, advising the town on, among other things, municipal, zoning, planning, labor and employment, land use, litigation and transactional matters.  He also serves as General Counsel for the United Cerebral Palsy Association of Putnam and Southern Dutchess Counties, Inc., a provider of residential and rehabilitative services for people with developmental disabilities.  Mr. Stephens served as a member of the New York State Assembly from January 1995 to December 2006.   He currently serves on several philanthropic and non-profit boards, including as a charter member of the Executive Committee of the Southeast Rotary Club, a chapter of Rotary International.  He was previously a Board Member of Citizens Environmental Research Institute and an Advisory Board Member for Trinity-Pawling School, a private preparatory school.

Willing L. Biddle, President and CEO, commented “We are very pleased that Will Stephens has joined our Board of Directors.  His experience in land use zoning and approvals, as well as his familiarity with the markets in which we operate will surely add value as we adapt and potentially densify our properties in light of the changing retail environment.”
Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 83 properties containing approximately 5.3 million square feet of space. Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties. It has paid 198 consecutive quarters of uninterrupted dividends to its shareholders since its inception and has raised total dividends to its shareholders for the last 25 consecutive years.
Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.